“Exhibit 99.1”

99¢ ONLY STORES® REPORTS A 8.5% SAME-STORE SALES INCREASE ON
TOTAL SALES OF $403.9 MILLION FOR THE THIRD QUARTER OF FISCAL 2012

COMMERCE, California – January 11, 2012 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $403.9 million for the third quarter of fiscal 2012 ended December 31, 2011.  This represents an increase of 10.6% over total sales of $365.4 million for the same quarter last year.  The Company’s total retail sales for the third quarter of fiscal 2012 were $393.3 million, compared to $354.1 million for the same quarter last year.

The Company's overall same-store sales for the third quarter of fiscal 2012 increased 8.5%.  The number of same-store-sales transactions increased 5.6% and the average transaction size increased to $9.86 from $9.59.

Eric Schiffer, CEO, commented, “We are pleased to report that we achieved 8.5% same-store sales growth in the third quarter, which was above our expected range of mid-single digit comparable sales.”

For the first three quarters of fiscal 2012, total sales were $1,135.3 million, up 8.6%, versus $1,045.4 million in the first three quarters of the prior fiscal year.  The Company’s overall retail sales in the first three quarters of fiscal 2012 were $1,103.0 million, up 8.8% compared to $1,013.9 million in the first three quarters of the prior fiscal year.  Same-store sales for the first three quarters of fiscal 2012 increased 7.1% compared to the same period in the prior fiscal year.

During the third quarter of fiscal 2012, the Company opened one store in California, two in Arizona and one in Texas. The gross and saleable retail square footage at the end of the third quarter were 6.19 million and 4.87 million, respectively.  This represents an increase of 4.0% and 4.1% of gross and saleable square footage, respectively, based on 292 stores.

For comparability purposes, the Company’s same-store-sales calculation for the third quarter of fiscal 2012 is based on a 13-week period starting on October 2, 2011 and ended on December 31, 2011 compared to a 13-week period for the third quarter of fiscal 2011 which started on October 3, 2010 and ended on January 1, 2011. For the first three quarters of fiscal 2012, the same-store-sales calculation is based on a comparable 39-week period starting on April 3, 2011 and ended on December 31, 2011 compared to a 39-week period for the first three quarters of fiscal 2011 which started on April 4, 2010 and ended on January 1, 2011.

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 292 extreme value retail stores consisting of 214 stores in California, 36 in Texas, 29 in Arizona, and 13 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Angela Thurstan, 323-881-1272.